Exhibit 99.2

Cambium Learning Group, Inc.

First Quarter 2016 Earnings Call

May 5, 2016

Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

C O R P O R A T E   P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners, LLC

P R E S E N T A T I O N

Operator:

Good morning ladies and gentlemen, and welcome to the Cambium Learning Group First Quarter 2016 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require assistance during the conference, please press star, zero on your touchtone telephone keypad.  As a reminder, this conference call is being recorded.

I would like to now turn the conference over to your host, Mr. Scott McWhorter, General Counsel and Corporate Secretary.  You may begin your conference.

Scott McWhorter:

Thank you and welcome everyone to Cambium Learning Group's First Quarter 2016 Earnings Conference Call.  I am Scott McWhorter, Cambium's General Counsel.  With me today are John Campbell, Cambium Learning's Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call including those during the question-and-answer session may contain forward-looking statements that are subject to risks and uncertainties.  Please refer to the Safe Harbor statement included in today's press release, as well as Cambium Learning Group's periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Bookings, Adjusted EBITDA and Cash Income.  The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.  Because of the high percentage of amortization expense, deferred revenue and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics.  Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management's perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

John Campbell:

Thanks Scott.  Good morning everyone and thank you for joining us today.  Let's discuss our performance and accomplishments in the quarter.  From a strategic perspective, first quarter 2016 represented significant continued progress along our technology-enabled transformation.  From a financial perspective, first quarters are naturally our seasonally lowest volume periods and we always expect to record negative Cash Income.  Further, our Bookings performance in Learning A-Z and Voyager Sopris Learning got off to slow starts to the year.  Learning A-Z was affected by the timing of order flow with a strong fourth quarter 2015 and Voyager Sopris Learning had a strong first quarter 2015 comparable period.  But these comparisons in terms of dollars are very small in a quarter that's usually less than 15% of total year volume.

We are proud of the excellent progress we are making toward our strategic objectives in each segment and for the Company overall in terms of the continued evolution of Learning A-Z, which recently refreshed its branding, the introduction of a groundbreaking new product at Voyager Sopris Learning and completion of the transition of ExploreLearning Gizmos to HTML5.

First quarters are generally not indicative of full year trends and we remain confident in our 2016 outlook, as Barbara will detail in a few moments.  Bookings performance in our second quarter is starting to trend more in line with our full year expectations.

Let's look at our segment performance.  Learning A-Z, the standard bearer of our digital transformation, was 38% of first quarter Bookings.  Compared to prior year, Bookings in this segment decreased 3% as we experienced some early renewals in the fourth quarter of 2015.  Writing A-Z, while still a smaller product line, increased 41% in the quarter, continuing to benefit from our recent expansion of this solution from a purely teacher-centric one to include student-centric capabilities.

The success of our continued innovation is evidenced by our Kids A-Z online student portal and the Kids A-Z mobile app, which we launched just in the third quarter of 2015.  Kids A-Z allows subscribing students and teachers to access Raz-Kids, Headsprout, Science A-Z, Writing A-Z and ReadyTest A-Z, all through one conduit rather than through individual websites and apps.  Leading the charge for Learning A-Z is Raz-Kids, which now has over six million paid subscribers who are progressing in their reading skills on a constant basis.

As part of our investments in solutions that put technology directly into students’ hands, during Q1, we enhanced our Science A-Z product, a dynamic online resource that integrates science and reading into one curriculum.  We added new eResources to Science A-Z unit content that allow students to access developmentally-appropriate resources independently or complete teacher-created assignments any time, either online through Kids A-Z eLearning portal or the mobile app.  We also added upgrades for teachers, including new digital reporting tools and a newly-designed website with optimized navigation.  These new enhancements strengthen our enlightened approach to literacy by allowing kids to think and act like scientists in a whole new way.

Taking our enlightened approach to the next step, we also recently re-launched our Learning A-Z brand.  The new look and content on our new Learning A-Z website communicates our enlightened approach to literacy that combines reading and writing with other 21st Century skills including creativity, collaboration, critical thinking and communication that students need to thrive.  It also delivers on our mission to give teachers the flexibility to make an impact for students in their own way through advanced resources, including content supporting the personalization of learning and instruction, a new web store, resources for funding, grants and training.  We encourage you to take a look at the new LearningA-Z.com website.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

These investments typify our focus for this year, which is to continue to invest in development, marketing and sales to support rapid top line growth.  We continue to expect Learning A-Z to become our largest segment in terms of Bookings this year, extending its 12-year record of growth.

Voyager Sopris Learning, where we are executing a technology-enabled transformation, was 50% of first quarter Bookings.  Bookings in this segment decreased 13% in the quarter compared to a first quarter 2015 Bookings base that was stronger than usual for this segment.  In April, at the Consortium for School Networking Conference in Washington D.C., Voyager Sopris launched a new product called Velocity.  Velocity is a new comprehensive English language arts program designed to help readers in grades K to 5 rapidly achieve grade level proficiency.  The best, most proven way for students to learn is through one-on-one instruction.  Velocity works by extending the teacher's presence through technology to facilitate one-on-one interactions in reading comprehension, word study, language and foundational skills.  Velocity's unique approach uses proprietary dynamic learning technology to continually monitor each individual student's understanding of countless subtle learning concepts and to instantly adapt and adjust this approach to help making learning as effective as possible as the child progresses.

Velocity looks at content differently, breaking down the learning process to the thought level, then collecting data on each student so that unique content can be generated on the fly to serve that specific student.  Because Velocity collects thousands of bits of information on the progress of each student, it can then provide information in the form of actionable data to teachers.  We are very proud of this new solution, which represents a revolutionary advancement in personalized instruction.

In April, we closed our first significant California adoption win for LANGUAGE!Live.  It's a seven-year deal with Elk Grove for just under $1 million and we'll record $800,000 of that Bookings during 2016.  This is a significant win of course, but I mention it here because Elk Grove is a key district in California and this is a positive sign that Voyager Sopris is competitive in the California adoption.  It will not be until closer to the start of the new school year that we will have better visibility into the contribution of this adoption tailwind toward the full year and I believe it may take a couple of years to see the full impact of the adoption.  Still, this is a big win for LANGUAGE!Live.

Our 2016 plan of Voyager Sopris Learning is to continue to invest in development, marketing and sales to support our technology-enabled solutions, in particular LANGUAGE!Live and Velocity.  We continue to expect Voyager Sopris’ Bookings to return to growth this year at modest levels which would signal for us a significant turnaround and a transformation of this segment.

Our ExploreLearning segment was 12% of first quarter Bookings and grew 64%, a significant increase, as we had expected, as renewals that were delayed in the fourth quarter were recorded in the first quarter of this year, as our Reflex solution enjoyed momentum and as Gizmos, which was recently upgraded to HTML5, also performed well.  With the conversion of Gizmos to HTML5 now complete, we are investing in new Gizmos, further Reflex enhancements and continued development toward a completely new product set for 2017 launch.

In summary, we executed well in the first quarter and are on track with our transformational strategy and to deliver a strong 2016 back-to-school selling season.  Our technology-enabled solutions also continue to win awards and the recognition of our industry.  We won 13 Best Educational Software Awards known as BESSIES sponsored by The ComputED Gazette, including 10 awards for Learning A-Z, two for ExploreLearning and one for Voyager Sopris Learning.  Our products are also finalists for an AAP REVERE Award and for 11 Software & Information Industry Association CODiE Awards.

This year, we continue to target Bookings from our higher margin technology-enabled solutions to approach roughly 75% of our total volume, for Learning A-Z to surpass Voyager Sopris in Bookings, for Voyager Sopris to return to Bookings growth and for accelerated growth at ExploreLearning.  We look for the power of our emerging, higher margin business models to continue to build and generate higher

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

returns through continued dollar growth and Adjusted EBITDA and Cash Income as we complete our transformation.

Our aim is to help every learner reach his or her full potential. By focusing on our core beliefs – one, that every learner has untapped potential; two, that the importance of the teacher cannot be overlooked as they are the foundation of learning; and three, that data, instruction and practice drive improvement – we plan to drive growth and improved returns in 2016.

Now, I will turn the call over to Barbara for a review of the financials and more detail on our outlook.  Barbara?

Barbara Benson:

Thanks John and good morning everyone.  First, as we have frequently stated, our business is highly seasonal and the first quarter is small.  Q1 has represented only 13% to 14% of full year Bookings for the last three years.  Our Bookings will ramp up through the year to peak in the third quarter, the period in which we generate the vast majority of our Bookings, revenue and income for a given year.  Due to the fact that the first quarter is financially our least important quarter, results should not be considered necessarily indicative of full year results or trending.

With that said, let's walk through the Q1 numbers starting with Bookings.  First quarter 2016 Bookings were $21.3 million compared to $22.1 million for first quarter 2015, for a decline of 4%.  The Learning A-Z segment had a $0.3 million or 3% Bookings decline quarter-over-quarter.  As discussed at our year-end call, we expected most of the year-over-year growth to come in later quarters with the ramp up to the new school year.  But the first quarter was also impacted by early renewals in 2015.  We are always looking to renew customer contracts as early as possible and price increases, which became effective at the beginning of 2016, made early renewals especially attractive to our customers in late 2015.  We are not seeing pushback on the price increases or other trends that would impact our full year outlook.  Learning A-Z represented 38% of Q1 2016 volume.

Bookings for Voyager Sopris Learning declined 13% in the first quarter of 2016 compared to the first quarter of 2015.  As discussed at our year-end call, we expect growth to start in the second or third quarter of this year.  The quarter-over-quarter variance for this segment is also impacted by what was an unusually strong Q1 2015.  You may recall that last year, Bookings for Voyager Sopris Learning grew 11% in the first quarter during a full year 2015 where this segment declined 7%; 2016 pacing is expected to look more like 2014 and 2013 where Q1 Bookings are closer to 14% of the full year total, versus 17% of the full year total like we saw in 2015.  Voyager Sopris Learning represented 50% of first quarter 2016 volume.

Bookings for ExploreLearning grew 64% in the first quarter of 2016 compared to first quarter of 2015.  As discussed at our year-end call, we had some sales that we expected in Q4 2015 that got delayed and therefore positively impacted the first quarter of 2016.  ExploreLearning is generally the segment generating the lowest percentage of its volume in Q1, with Q1 representing only 8% to 9% of full year Bookings over the past several years.  So it is easily impacted by shifts in timing.  ExploreLearning represented 12% of first quarter 2016 volume.

Technology-enabled products made up 57% of first quarter 2016 Bookings mix compared to 60% in the first quarter of 2015.  The Q1 sales population is really too shallow for many discussion points here.  We do not see anything preventing us from achieving approximately 75% of our mix in technology-enabled products this year, as forecasted.  The expected acceleration of Learning A-Z Bookings in later quarters should get this metric moving in the right direction.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

Also, most of the significant Voyager Sopris Learning LANGUAGE!Live and other technology-enabled sales typically occur closer to the start of the new school year.  Looking at Voyager Sopris Learning Q1 2016 in isolation, Bookings for technology-enabled solutions were down 54% versus prior year and Bookings for legacy and print-based solutions were up 1%.  So, these numbers are a bit incongruous with our forecasted trajectory and should not be considered as indicative of full year trending.

GAAP net revenues for Q1 2016 grew $2.2 million or 7% to $33.7 million.  A large portion of GAAP revenues for the first quarter represents the recognition tail of prior year Bookings.

Cost and expenses excluding depreciation and amortization increased around 9% quarter-over-quarter.  Our costs move in a more linear fashion than Bookings and are up quarter-over-quarter in line with expectations as we make investments in development, marketing and sales to support full year growth.  To give some sense of resource expansion year-over-year, our employee count was 544 at March 2015 and is now 609 at March 2016; 65 new employees to support growth, with the majority, 43 of those, in Learning A-Z.

Adjusted EBITDA increased slightly as a result of the revenue growth.  With revenue improving but costs increasing at a slightly higher pace in Q1 2016, EBITDA margin was 119 basis points lower than first quarter 2015.

Capital expenditures were $5 million for the first quarter of 2016, up 4% from $4.8 million in first quarter 2015.

Cash Income was a $10.8 million loss in Q1 2016 compared to a $7.3 million loss in Q1 2015.  It is normal for us to operate with a cumulative Cash Income loss until the third quarter due to seasonality.  The unfavorable quarter-over-quarter variance is driven by a combination of lower Bookings, planned higher expenses as we make investments to support growth, and planned higher capital expenditures.

Interest expense was $1.8 million in Q1 2016 compared to $3.7 million in Q1 2015, as we see the December 2015 refinancing of our debt cutting our interest expense approximately in half.  In fact, the interest expense improvement was the biggest driver leading us to report a much-improved net loss in Q1 2016, $0.1 million versus a $2.5 million net loss in Q1 2015.

Cash and cash equivalents at March 31 were $4.9 million.  In line with our historical seasonal pattern, we expect to use cash in the first half of the year and generate cash in the third and fourth quarters.  Cash used in operations excluding interest payments was $6.8 million in Q1 2016 compared to $2.8 million in Q1 2015.  The higher operational cash usage in 2016 is consistent with the higher Cash Income loss.  Cash interest payments were $1.6 million in Q1 2016, quite a bit lower than the $6.8 million we paid in Q1 2015 for the semi-annual interest payment on our now extinguished 9.75% notes.  Cash used in investing activities represented capital expenditures of $5 million; $4.4 million of this amount was spent on product development, with the remaining smaller portion on general expenditures.

During the first quarter, we borrowed $10.5 million on our revolving credit facility and paid just under $1 million of scheduled amortization payments on our term loans.  So our total outstanding principal amount of debt at March 31, 2016 is $114.5 million.

Our 2016 outlook has not changed from the guidance we provided at the year-end call in March.  However, I will cover it briefly here in case there are new listeners.  While we do not provide quarterly guidance, to-date, the second quarter is shaping up to be stronger than the first quarter, with overall year-to-date Bookings now higher than the same time in 2015.  Learning A-Z in particular has now surpassed prior year same period Bookings and is starting its projected growth trajectory for the year.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

For the full-year 2016, we expect low double-digit overall Bookings growth.  By segment: For Learning A-Z, we expect continued strong double-digit Bookings growth of approximately 20%, which we expect to start seeing in the second or third quarter of 2016.  Learning A-Z will likely become our largest segment in terms of Bookings in 2016.

For Voyager Sopris Learning, we expect a return to Bookings growth in 2016, with an outlook in the 1% to 5% range for the year, which we expect to start seeing in the second or third quarter of 2016.  We expect the growth of newer and technology-enabled solutions to outpace the continued decline of legacy print-based products.  The achievement of this objective would represent a strong turnaround for Voyager Sopris Learning.

At ExploreLearning, we expect Bookings growth in 2016 to be in the range of 10% to 20% on the strength of Gizmos and Reflex.  The fairly wide range allows for the lumpy order flow we often see in this segment, but at any point in this range, we will have achieved significant acceleration of Bookings growth.

We expect 2016 orders of technology-enabled products to contribute approximately 75% of total Bookings.  Specific to Voyager Sopris Learning, we expect Bookings from technology-enabled products to make up over 40% of the segment's mix in 2016.

Overall, 2016 capital expenditures are expected to range between $21 million and $22 million, with $18 million to $19 million devoted to product development plans and roughly $3 million of general capital expenditures.  By segment, product development cap ex breaks out as roughly $8 million at Learning A-Z, roughly $7.5 million at Voyager Sopris Learning, and roughly $2.5 million at ExploreLearning.

We expect Cash Income dollars to grow and for the Cash Income margin to expand slightly.  With the heavy lifting on cost right-sizing completed in prior years, our focus in 2016 will be on top line growth, fueling current and out-year growth for our highest margin business, Learning A-Z, accelerating growth at ExploreLearning so that it gains scale, and reversing the seven-year trend of declining top line at Voyager Sopris.

By segment, Learning A-Z Cash Income margins are expected to remain approximately consistent with 2015 margins, as Learning A-Z will continue to make aggressive investments in development, marketing and sales to fuel future growth.  Therefore, Cash Income dollars should increase at approximately the same percentage as the Bookings increase.

Voyager Sopris Learning is expected to maintain the more effective cost structure that benefited its 2015 results while focusing in 2016 primarily on returning to growth.  Investments are planned especially in sales and marketing to fuel the success of the newer and technology-enabled solutions and to support the launch of the new Velocity product in the second quarter.  Cash Income dollars and margin are expected to remain relatively consistent or increase slightly compared to 2015 depending on how much top line growth we achieve.

ExploreLearning Cash Income margins are expected to grow slightly in 2016 as this segment gains scale, but continues to invest aggressively in development, marketing and sales.

We expect GAAP net revenue to grow at a lower percentage than Bookings due to the continued transition to technology products recognized over the subscription periods.  Taking that into consideration, along with the planned growth investments in all segments, we expect companywide Adjusted EBITDA margins to remain relatively consistent with 2015, with Adjusted EBITDA dollar growth to track with net revenue year-over-year growth.  Adjusted EBITDA for Voyager Sopris is expected to be especially impacted by slower revenue recognition as the mix trends to technology-enabled products that are recognized over time rather than upfront like the legacy print products.  For Voyager Sopris,

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

technology-enabled subscription products made up 23% of the mix in 2014, 28% of the mix in 2015 and are expected to exceed 40% of the mix in 2016.

We expect cash paid for interest to range between $6.5 million and $7 million, and total interest expense including the non-cash amortization of debt issuance costs and upfront fees to range between $7.6 million and $8.1 million.

With that, I would like to move on to our Q&A session.

Operator:

Thank you.  Ladies and gentlemen, if you do have a question at this time, please press star, then the number one key on your touchtone telephone.  If your question has been answered already, press the pound key to remove.

Your first question comes from the line of Neil Weiner from Foxhill Capital Partners.  Neil, your line is open.

Neil Weiner:

Good morning everybody.  Congratulations on the BESSIE Awards, that's hopefully a good stamp of approval for going forward.  Couple of questions; one, John, how do you expect that Velocity will be sold? Is it going to be more towards the district level or is it going to be at the classroom level? How do you expect that will be sold?

John Campbell:

Good morning, Neil.  Yes, more towards the district level.  The reality is lots of districts—it's a K-5 product, but it's a K-5 product primarily focusing on those kids that are struggling; and for many districts, that means all the kids.  So, what we've seen so far at Elk Grove and many of the districts that are in the pipeline, we are selling at a district level and they intend to use it for the whole class because their whole class is below proficiency.  If you look at the United States, approximately 33% of the kids are below grade level, and then in the districts that are struggling, it's often 80%, 90% that are below grade level.  So what we are attacking is that problem where districts are seeing a preponderance of their kids below grade level.

Neil Weiner:

So, will this be sold with the exist—from the existing Voyager sales force or will it be inside sales?

John Campbell:

Yes, the existing sales force, but also inside sales.  I mean, we sell through both direct field force and inside sales force and we have found success in terms of building the pipeline through the inside sales force for this product.  You can still sell to districts through inside sales.  So we'll use the normal Voyager Sopris Learning sales force, which includes both field and inside.

Neil Weiner:

Do you have a pipeline yet for the product that is measurable?

John Campbell:

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

Yes, we do have a pipeline.  I don't like to share pipelines, but yes, we do have a pipeline for it and what you'll see, the reality of this—I think you know all this Neil—is it's so seasonal and we will see most of the sales occur in the third quarter.  So what we see right now is the pipeline building and the pipeline will continue to build until about halfway through the third quarter when it turns into actual POs.

Neil Weiner:

Got you and is that true if you looked at the entire pipeline today versus last year, how would you characterize it?

John Campbell:

It's very strong.  The issue for us is that we are doing so well that I need to turn the pipeline into actuality.  But the pipeline is very strong and it's strong because in the case of VSL, it has two very strong technology-enabled products.  They have LANGUAGE!Live, which we now have some experience with where the pipeline is growing terrifically and we have the benefit of the California adoption, which will also help significantly for LANGUAGE!Live.  Then you have Velocity, which is a brand new product that has a lot of, what I would call, buzz.  So, we have two products that are sort of leading the way for us.  So, I am much thrilled with the pipeline growth so far.  Having said that, we still have to execute, you have to turn the pipeline into actual POs, but we are excited at this point and that's why we remain confident in giving the same outlook that we've given for the last six months about 2016 because we see the pipeline matching where we expect to be for the year.

Neil Weiner:

Just a follow-up on California, what—in terms of the adoption, is that going to be a multi-year process for you guys or how do you view that?

John Campbell:

Yes, it's a multi-year process.  We won in California in category four, I believe, which is an intervention category and we have a limited number of competitors, McGraw-Hill, National Geographic, Pearson, HMH and us.  So, those are the ones that are in that category that have won basically this license to sell intervention in California, and we won in Elk Grove against those competitors.  Elk Grove did a careful comparison of their choices and we won head to head, that's why I am excited about that.  Now, this will be over the course of seven years.  So you are going to see the benefits of winning the California adoption ability for years to come and we are already starting to see actual POs from that.  That's why we announced the Elk Grove PO today, but there's been many, many more in the pipeline.  So pretty excited about it.

Neil Weiner:

Have you lost to anybody on a head-to-head competition in California?

John Campbell:

Not that we've seen yet.  I am actually asking that question constantly.  So I've not seen that yet and it's very early because most of them will focus in the very beginning on their core solutions, their basals, they will be figuring that out.  There are some districts that won't decide on their intervention right out of the box.  So we expect more districts to decide on their intervention solution later in the year.  So, we expect the predominance of the sales as—is actually usual, but even more so in this case in the third quarter.  So, it's early, I think a lot of districts are still trying to figure out what they are going to do for intervention.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

They are focused right now on the other parts of the adoption, their main basal solutions.  But we are pretty happy about where we sit competitively with LANGUAGE!Live.

Neil Weiner:

Okay, and two other questions, and I'll get back in the queue.  I know you are constantly looking at acquisitions and stuff.  Is there anything that is in the hopper? I know the bar is very high for you, but anything in the hopper that you like as a product line or to take in as a product line?

John Campbell:

Yes, we're—I think you have said it accurately.  We are constantly looking at acquisition opportunities.  I look at usually several every week.  We do have the bar set high.  Quite specifically, there's lots of filters, but what it really is, is what's going to get us to where we want to go faster and with less risk.  I think one of the areas that we looked the most at, to be honest, is Learning A-Z, because Learning A-Z has such a great sales and marketing engine, we are constantly looking at adding additional product to Learning A-Z because we think we'd be very successful with that.  Now is there anything imminent? No.  Are there things that I am looking at currently? Yes.  But you could ask me that any day and I would also answer yes.  So, nothing—

Neil Weiner:

Okay, so, nothing imminent, okay.

John Campbell:

Nothing is going to happen right away, but that would be the area that we would be looking at.

Neil Weiner:

Okay and last one.  This is for Barbara.  Barbara, can you give an approximation when the NOL will run out? You will start be a—you are going to start being a tax payer?

Barbara Benson:

So, we have about, at year-end, about $85 million in NOLs and we've got tax credits that cover about another $30 million or so that would shield another $30 million or so of income.  So what I can say is, barring anything unexpected, that should cover us from and have us not be a tax payer for at least the next several years.  But I can't be more precise on an exact year at this point.

Neil Weiner:

Got you, okay.  Thank you.

Operator:

Again, ladies and gentlemen, if you do have a question at this time, please press star then the number one on your touchtone telephone keypad.  I am showing no further questions at this time.

I would now like to turn the conference back to John Campbell for closing remarks.

John Campbell:

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Cambium Learning Group, Inc. – First Quarter 2016 Earnings Call, May 5, 2016

Well, thanks again to everyone for taking the time for joining us on our call today.  We will be appearing at the Needham Emerging Technology Conference in May and we look forward to speaking with you on our next call.  Thank you.

Operator:

Ladies and gentlemen, this concludes today's conference.  Thank you for your participation and have a wonderful day.  You may now all disconnect.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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